NEWS RELEASE FOR IMMEDIATE DISTRIBUTION

Partners Trust Announces Common Stock Repurchase Plan

Utica, N.Y., July 23, 2003 -Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for SBU Bank, announced today that its Board of Directors approved a plan to repurchase up to 710,203 shares, or approximately 5% of its outstanding common stock over the next twelve months.

The Company will repurchase these shares from time-to-time in open market purchases or in privately negotiated transactions. The timing, volume and price of share purchases will be at the discretion of the Company as market and business conditions warrant.

John A. Zawadzki, President and CEO of Partners Trust said, "We are committed to increasing shareholder value and actively executing capital management strategies. We anticipate that the repurchases will be accretive to earnings per share and further enhance the returns to our shareholders."

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for SBU Bank, which was founded in 1839. SBU Bank offers a wide variety of business and retail banking products as well as a full range of trust, investment, and municipal banking services through its sixteen Central New York locations in Oneida, Onondaga and Herkimer counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website www.sbu.com.

Investors and other interested parties can access the Company's security filings and code of ethics at www.partnerstrust.com.

Statements contained in this news release contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. These risks and uncertainties include among others, the impact of changes in market interest rates and general economic conditions, changes in government regulations, changes in accounting principles and the quality or composition of the loan and investment portfolios. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements due to a number of factors, which include, but are not limited to, factors discussed in the documents filed by the Company with the Securities and Exchange Commission from time to time.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven Covert, Executive Vice President & CFO 315-738-4993